                                                  EXHIBIT 23.10


CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 of U.S. Office Products Company of our report dated July 28, 1995, relating to the consolidated financial statements of Wang New Zealand Limited as of June 30, 1995 and for the year then ended, which appear in the Current Report on Form 8-K, dated July 16, 1996 of U.S. Office Products Company. We also consent to the reference to us under the caption "Experts" in the Registration Statement

/s/  Ernst & Young

Ernst & Young
Auckland, New Zealand
24 September 1996